Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2013 RESULTS

NEW YORK, March 24, 2014 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and the fiscal year ended February 1, 2014.

Fourth Quarter highlights:

—

Revenues increased 7% to $686.2 million, with comparable company sales increasing 3%. When realigning last year to be consistent with the current year retail calendar, comparable company sales increased 4% on top of an increase of 11% in the fourth quarter last year. Store sales increased 5% to $438.6 million on top of an increase of 18% in the fourth quarter last year. Direct sales increased 10% to $238.1 million following an increase of 27% in the fourth quarter last year.

—	Gross margin was 36.8% compared to 38.4% in the fourth quarter last year.
—

Selling, general and administrative expenses were $215.0 million, or 31.3% of revenues, compared to $205.7 million, or 32.0% of revenues in the fourth quarter last year. This year reflects a decrease of $8 million in share-based and incentive compensation.

—	Operating income was $37.6 million, or 5.5% of revenues, compared to $41.4 million, or 6.4% of revenues, in the fourth quarter last year.
—	Net income was $5.9 million compared to $10.2 million in the fourth quarter last year.
—

Adjusted EBITDA increased to $75.7 million from $70.4 million in the fourth quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Fiscal 2013 highlights:

—

Revenues increased 9% to $2,428.3 million, with comparable company sales increasing 3% (which was the same on a realigned basis) on top of an increase of 13% last year. Store sales increased 6% to $1,638.2 million on top of an increase of 21% last year. Direct sales increased 16% to $755.9 million following an increase of 19% last year.

—	Gross margin was 41.4% compared to 44.3% last year.
—

Selling, general and administrative expenses were $756.2 million, or 31.1% of revenues, compared to $733.1 million, or 32.9% of revenues, last year. This year reflects a decrease of $31 million in share-based and incentive compensation.

—	Operating income was $249.9 million, or 10.3% of revenues, compared to $253.7 million, or 11.4% of revenues, last year.
—	Net income was $88.1 million compared to $96.1 million last year.
—

Adjusted EBITDA increased to $370.2 million from $359.6 million last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

—	Cash and cash equivalents increased to $156.6 million from $68.4 million at the end of the fourth quarter last year.
—

Total debt was $1,567 million, consisting of the senior secured term loan of $1,167 million, maturing in 2018, and the senior unsecured notes of $400 million, maturing in 2019; compared to $1,579 million at the end of the fourth quarter last year. For more information, see “Subsequent Event” section.

—	Inventories were $354.0 million compared to $265.6 million at the end of the fourth quarter last year. Inventories and inventories per square foot increased 33% and 20%, respectively.

Subsequent Event

On March 5, 2014, the Company, Bank of America, N.A., as administrative agent and as collateral agent, and each lender party thereto entered into the Second Amendment to the Credit Agreement, which modifies the Company’s $250 million asset-based revolving credit facility (the “ABL Facility”). The Second Amendment amends the ABL Facility to, among other things, permit the incurrence of incremental secured indebtedness under the term loan facility described below and the redemption in full of the Company’s $400 million in outstanding 8.125% Senior Notes due 2019 (the “Senior Notes”) pursuant to the Senior Notes Indenture, dated March 7, 2011.

On March 5, 2014, the Company also entered into an amended and restated credit agreement with certain lenders, Bank of America, N.A. and Goldman Sachs USA, as joint lead arrangers and joint bookrunners, and Bank of America, N.A., as administrative and collateral agent, which provides for a $1,567 million term loan facility (the “Term Loan Facility”) and amends various terms of the Company’s prior credit agreement dated March 7, 2011, as amended (the “Prior Term Loan Facility”).The proceeds of the Term Loan Facility were used to (i) refinance outstanding borrowings under the Prior Term Loan Facility of $1,167 million and (ii) together with cash on hand, satisfy and discharge the Company’s obligations under the Senior Notes and Senior Notes Indenture. The maturity date of the Term Loan Facility was extended to March 5, 2021.

In the first quarter of fiscal 2014, the Company will incur a loss on refinancing of $37 million, consisting of (i) a non-cash write-off of deferred financing costs of $16 million, (ii) call premiums of $16 million, and (iii) debt issuance costs of $5 million. The refinancing will also result in the discontinuance of the designation of the Company’s interest rate swap agreements as a cash flow hedge. Accordingly, prior unrealized losses of $22 million, previously recorded as a component of accumulated other comprehensive income, will be reclassified to earnings in the first quarter as a component of interest expense.

Related Party

On November 4, 2013 Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, and therefore are not recorded in our financial statements. While not required, we intend to pay dividends to the Issuer to fund interest payments. The semi-annual interest payments will be $19 million, or $213 million through the maturity date.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees. We also consider gross profit and selling, general and administrative expenses in assessing the performance of our business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for tomorrow, March 25, 2014, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until April 1, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13577193.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized multi-brand retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 24, 2014, the Company operates 266 J.Crew retail stores, 66 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 122 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and the indebtedness of our indirect parent, for which we intend to pay a dividend to service such debt, and our substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012(a)	Fiscal 2013	Fiscal 2012(b)
Net sales:
Stores	$438,636	$416,850	$1,638,170	$1,546,619
Direct	238,120	217,313	755,915	651,480
Other	9,461	8,735	34,172	29,618
Total revenues	686,217	642,898	2,428,257	2,227,717
Cost of goods sold, including buying and occupancy costs	433,606	395,765	1,422,143	1,240,989
Gross profit	252,611	247,133	1,006,114	986,728
As a percent of revenues	36.8%	38.4%	41.4%	44.3%
Selling, general and administrative expenses	215,013	205,713	756,219	733,070
As a percent of revenues	31.3%	32.0%	31.1%	32.9%
Operating income	37,598	41,420	249,895	253,658
As a percent of revenues	5.5%	6.4%	10.3%	11.4%
Interest expense, net	25,834	26,823	104,221	101,684
Income before income taxes	11,764	14,597	145,674	151,974
Provision for income taxes	5,847	4,392	57,550	55,887
Net income	$5,917	$10,205	$88,124	$96,087
(a)	consists of 14 weeks.
(b)	consists of 53 weeks.

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	February 1, 2014	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$156,649	$68,399
Inventories	353,976	265,628
Prepaid expenses and other current assets	68,265	65,791
Prepaid income taxes	2,782	11,620
Total current assets	581,672	411,438
Property and equipment, net	375,092	324,111
Favorable lease commitments, net	26,560	35,104
Deferred financing costs, net	41,911	51,851
Intangible assets, net	966,175	975,517
Goodwill	1,686,915	1,686,915
Other assets	3,895	1,778
Total assets	$3,682,220	$3,486,714
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$237,019	$141,119
Other current liabilities	154,796	153,743
Interest payable	18,065	18,812
Current portion of long-term debt	12,000	12,000
Total current liabilities	421,880	325,674
Long-term debt	1,555,000	1,567,000
Unfavorable lease commitments and deferred credits	93,788	71,146
Deferred income taxes, net	389,403	392,984
Other liabilities	31,729	38,419
Stockholders’ equity	1,190,420	1,091,491
Total liabilities and stockholders’ equity	$3,682,220	$3,486,714

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2013	Fourth Quarter Fiscal 2012	Fiscal 2013	Fiscal 2012
Net income	$5.9	$10.2	$88.1	$96.1
Provision for income taxes	5.9	4.4	57.6	55.9
Interest expense, net	25.8	26.8	104.2	101.7
Depreciation and amortization	24.2	22.6	88.7	82.2
EBITDA	61.8	64.0	338.6	335.9
Share-based compensation	1.4	2.0	5.8	5.3
Amortization of lease commitments	3.9	2.1	9.8	9.3
Sponsor monitoring fees	2.5	2.3	9.9	9.1
Dividend equivalent	6.1	—	6.1	—
Adjusted EBITDA	75.7	70.4	370.2	359.6
Taxes paid	(14.6)	(17.8)	(53.4)	(74.1)
Interest paid	(15.6)	(17.9)	(92.2)	(99.2)
Changes in working capital	64.7	65.9	7.5	8.0
Cash flows from operating activities	110.2	100.6	232.1	194.3
Cash flows from investing activities	(28.6)	(22.4)	(131.2)	(132.0)
Cash flows from financing activities	(2.4)	(205.5)	(12.0)	(215.7)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.5)	—	(0.7)	—
Increase (decrease) in cash	78.7	(127.3)	88.2	(153.4)
Cash and cash equivalents, beginning	77.9	195.7	68.4	221.8
Cash and cash equivalents, ending	$156.6	$68.4	$156.6	$68.4

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2013 (Actual)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter	401	8	—	409
2nd Quarter	409	12	—	421
3rd Quarter	421	16	(1)	436
4th Quarter	436	15	—	451

	Fiscal 2013 (Actual)
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	2,330,687	40,113	—	2,370,800
2nd Quarter	2,370,800	60,852	(2,019)	2,429,633
3rd Quarter	2,429,633	66,869	(5,105)	2,491,397
4th Quarter	2,491,397	94,142	—	2,585,539

	Fiscal 2014 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(2)	Number of stores closed during the year(2)	Total stores open at end of the year
Fiscal year	451	60	(1)	510

	Fiscal 2014 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	2,585,539	288,014	(7,671)	2,865,882
(1)	Actual number of stores opened or closed during fiscal 2013 by channel are as follows:

Q1 – Three retail, one factory, and four Madewell stores.

Q2 – Three international retail, four factory, one international factory, and four Madewell stores.

Q3 – Four retail, one international retail, four factory, and seven Madewell stores. Close one retail store.

Q4 – Five retail, three international retail, five factory, and two Madewell stores.

(2)	Projected number of stores to be opened or closed during fiscal 2014 by channel are as follows:

	Retail	Factory	Madewell	International Retail	International Factory	Total
Open	12	17	20	8	3	60
Close	(1)	—	—	—	—	(1)
Net	11	17	20	8	3	59